Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8) and related Prospectuses pertaining to the New Era of Networks, Inc. Amended and Restated 1995 Stock Option Plan, New Era of Networks, Inc. 1998 Nonstatutory Stock Option Plan, Century Analysis Inc. 1996 Equity Incentive Plan, Convoy Corporation 1997 Stock Option Plan, Microscript, Inc. 1997 Stock Option Plan, Home Financial Network, Inc. 1995 Stock Plan, Sybase, Inc. 1988 Stock Incentive Plan, Sybase, Inc. 2003 Stock Plan, Sybase, Inc. 1999 Nonstatutory Stock Plan, Sybase, Inc. 1996 Stock Plan, Sybase, Inc. 2001 Director Stock Option Plan, Sybase, Inc. 1992 Director Stock Option Plan, the Sybase, Inc. 1991 Employee Stock Purchase Plan and 1991 Foreign Subsidiary Employee Stock Purchase Plan, the Registration Statement (Form S-3) dated as of June 26, 2000, for the issuance of 7,381,917 shares in connection with Sybase’s acquisition of Home Financial Network, and the Registration Statement (Form S-4) dated as of March 15, 2001,of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Sybase, Inc., Sybase, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sybase, Inc, included in the Annual Report (form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

San Jose, CA
March 14, 2005